Exhibit 99.1

INNOSPEC REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Liquidity maintained by positive operating cash flow and conservative cash management

Increase in GAAP EPS of 15 percent; Adjusted non-GAAP EPS up 14 percent

GAAP EPS $1.34 and adjusted EPS of $1.42 benefit by 18 cents from lower share-based compensation

Innospec adapting to the economic challenges of the COVID-19 pandemic and low oil prices

Semi-annual dividend held at 52 cents per share

Englewood, CO – May 5, 2020 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2020. The Company also announced the declaration of its semi-annual dividend of $0.52 per common share for the first half of 2020, the same as the payment for the second half of 2019. This dividend will be paid on May 26, 2020, to shareholders of record on May 18, 2020.

Total net sales for the quarter were $372.3 million, a 4 percent decrease from the $388.3 million reported in the corresponding quarter last year. Net income was $33.1 million, or $1.34 per diluted share, compared to $28.7 million, or $1.17 per diluted share, recorded a year ago. EBITDA for the quarter was $56.7 million, a 10 percent increase from $51.7 million in the first quarter of 2019.

Results for the quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.42 per diluted share, compared to $1.25 per diluted share a year ago, a 14 percent increase. Innospec closed the quarter in a net cash position of $8.2 million with net cash provided by operating activities of $2.4 million, before capital expenditures of $7.8 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended March 31, 2020			Quarter ended March 31, 2019
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$44.2	$33.1	$1.34	$38.8	$28.7	$1.17

Amortization of acquired intangible assets	4.6	3.6	0.15	4.6	3.6	0.14
Foreign currency exchange gains	(2.5)	(1.9)	(0.08)	(2.3)	(1.7)	(0.07)
Adjustment of income tax provisions	—	0.2	0.01	—	0.2	0.01

	2.1	1.9	0.08	2.3	2.1	0.08

Adjusted non-GAAP amounts	$46.3	$35.0	$1.42	$41.1	$30.8	$1.25

Commenting on the first quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“As the chemical industry enters these difficult and unknown times, facing the twin challenges of the COVID-19 pandemic and the low price of crude oil, we feel that we are strategically well-placed with our diversified portfolio and strong balance sheet. We believe that it is vital to react and adapt to global changes and preserve liquidity until markets recover.

Innospec had a strong first quarter in 2020 and prior to the current crises, we believed we were on track for another outstanding year. We delivered a 13 percent increase in operating income and adjusted EPS was up 14 percent. We ended the quarter in a net cash position, maintaining our strong balance sheet. We feel that it is prudent use of capital to hold our dividend payment at the same level as the second half of 2019. Subject to market conditions and the strength of our balance sheet, it is still our intention to increase our full year dividend.

Fuel Specialties performed well against a strong first quarter of 2019. There were challenges in this market, with the marine business being impacted by the shipping downturn in China and a slowdown in miles driven towards the end of the quarter as we felt the early effects of the COVID-19 pandemic. Despite this, our gross and operating margins remained within the expected range.

Performance Chemicals volumes were up significantly, but revenue was impacted by pass-through of falling raw material prices. We saw little impact from the COVID-19 pandemic during the first quarter. I am again pleased that our focus on margin improvement has delivered increased profitability, through a combination of new product development and cost control.

The market for Oilfield Services continued to deteriorate in the quarter, which makes the first quarter performance of our business all the more impressive, delivering a similar operating income to the same quarter in 2019.”

Revenues in Fuel Specialties were $147.0 million for the quarter, a 6 percent decrease from $156.0 million last year. Volumes fell by 5 percent and there was a negative currency impact of 2 percent, partly offset by a positive price/mix impact of 1 percent. Gross margins were broadly similar to last year’s first quarter at 34.8 percent and within our expected range for this business. Operating income for the quarter was $32.1 million, compared to $32.9 million in the same quarter last year.

Revenues in Performance Chemicals were $113.1 million, down 4 percent from $118.1 million in the first quarter last year. Volume growth of 7 percent was offset by an adverse price/mix impact of 9 percent and a negative currency impact of 2 percent. As a result of our strategic focus, gross margins improved by 1.9 percentage points from the same quarter last year to 24.4 percent. Operating income increased to $15.6 million, up 16 percent from $13.5 million a year ago.

Revenues in Oilfield Services for the quarter were $112.2 million, down 2 percent from $114.2 million in the first quarter of 2019. Reduced customer activity in completions was partly offset by increases in revenue from production chemicals, drag reducing agents and our new business in Saudi Arabia. Gross margins were down slightly on the comparable quarter at 32.3 percent. Operating income of $7.2 million for the quarter was slightly down compared to $7.8 million in the first quarter of 2019.

As we anticipated, there were no Octane Additives revenues in the quarter, the same as the first quarter of 2019, which resulted in an operating loss of $1.2 million for the quarter, compared to a loss of $2.8 million in the same period last year.

Corporate costs for the quarter were $12.8 million, compared with $15.2 million a year ago, due mainly to lower personnel-related expenses driven by reduced share-based compensation accruals.

The effective tax rate for the quarter was 25.1 percent, compared to 26.0 percent in the same quarter last year.

For the quarter, net cash provided by operating activities was $2.4 million, compared to $13.2 million a year ago. As of March 31, 2020, Innospec had $68.1 million in cash and cash equivalents and total debt of $59.9 million, resulting in net cash of $8.2 million.

Mr. Williams concluded,

“Our initial response to the COVID-19 crisis has been to protect our employees and maintain the safe operation of our plants so that we can continue to supply our customers. We have been successful in keeping our plants operating with minimum disruption and I would like to publicly thank our team of employees for their hard work and dedication.

Innospec enters the current period of crises in a very strong position. With net cash, our balance sheet is in great shape. This has given us the comfort and ability to maintain our dividend at the same level as the second half of 2019.

Our business units are all facing different challenges. In Performance Chemicals, while there may be some short-term issues during the lockdown periods, we expect the fundamental underlying need for products relating to home care, personal care, sanitation and disinfection to generate long-term sustainable growth. Over time, we anticipate the potential for the consumption of our products to improve further post-crisis, due to our portfolio and emerging technologies.

Fuel Specialties prospects are dependent on the demand for fuel in trucks, freight, aviation, marine and in passenger cars. We will undoubtedly see substantial issues in the short-term where trucking is impacted by the reduced movement of goods, but we do expect this to rebound relatively quickly when restrictions are lifted.

The perfect storm of reduced demand and increased supply has had a massive impact on the oil and gas industry and our Oilfield Services business is not immune. We believe we have right-sized the business moving into a lower crude oil price environment. While our strategy has been to diversify our business, this will not fully offset the reduction in customer activity, until we see a marked improvement in crude oil prices.

Overall, our portfolio has the strength and resilience to work through these difficult times. Our focus is on maintaining safe operations and continuing to drive our proven strategy. In these unprecedented times, we feel we are very well positioned to continue further organic growth projects and potentially be more aggressive in pursuit of strategic acquisitions.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31
(in millions, except share and per share data)	2020	2019
Net sales	$372.3	$388.3
Cost of goods sold	(258.4)	(270.5)

Gross profit	113.9	117.8

Operating expenses:
Selling, general and administrative	(64.4)	(72.5)
Research and development	(8.6)	(9.1)

Total operating expenses	(73.0)	(81.6)

Operating income	40.9	36.2
Other income, net	3.9	4.1
Interest expense, net	(0.6)	(1.5)

Income before income taxes	44.2	38.8
Income taxes	(11.1)	(10.1)

Net income	$33.1	$28.7

Earnings per share:
Basic	$1.35	$1.17
Diluted	$1.34	$1.17

Weighted average shares outstanding (in thousands):
Basic	24,529	24,437
Diluted	24,742	24,594

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended March 31
(in millions)	2020	2019
Net sales:
Fuel Specialties	$147.0	$156.0
Performance Chemicals	113.1	118.1
Oilfield Services	112.2	114.2

	372.3	388.3

Gross profit/(loss):
Fuel Specialties	51.2	55.7
Performance Chemicals	27.6	26.6
Oilfield Services	36.2	37.7
Octane Additives	(1.1)	(2.2)

	113.9	117.8

Operating income/(loss):
Fuel Specialties	32.1	32.9
Performance Chemicals	15.6	13.5
Oilfield Services	7.2	7.8
Octane Additives	(1.2)	(2.8)
Corporate costs	(12.8)	(15.2)

Total operating income	$40.9	$36.2

Schedule 2B

NON-GAAP MEASURES	Three Months Ended March 31
(in millions)	2020	2019
Net income	$33.1	$28.7
Interest expense, net	0.6	1.5
Income taxes	11.1	10.1
Depreciation and amortization:
Fuel Specialties	1.0	0.9
Performance Chemicals	5.0	4.7
Oilfield Services	4.3	4.3
Octane Additives	0.3	0.3
Corporate costs	1.3	1.2

EBITDA	56.7	51.7

EBITDA:
Fuel Specialties	33.1	33.8
Performance Chemicals	20.6	18.2
Oilfield Services	11.5	12.1
Octane Additives	(0.9)	(2.5)
Corporate costs	(11.5)	(14.0)

	52.8	47.6
Other income, net	3.9	4.1

EBITDA	$56.7	$51.7

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2020	December 31, 2019
Assets

Current assets:
Cash and cash equivalents	$68.1	$75.7
Trade and other accounts receivable	296.3	292.0
Inventories	246.0	244.6
Prepaid expenses	11.6	14.7
Prepaid income taxes	4.7	2.5
Other current assets	—	0.8

Total current assets	626.7	630.3

Net property, plant and equipment	197.8	198.7
Goodwill	361.2	363.0
Operating lease right-of-use assets	31.7	32.4
Other intangible assets	107.1	113.5
Deferred tax assets	8.8	9.1
Pension asset	117.3	115.9
Other non-current assets	4.7	5.9

Total assets	$1,455.3	$1,468.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$108.4	$122.0
Accrued liabilities	127.9	154.0
Current portion of finance leases	0.8	1.0
Current portion of plant closure provisions	5.6	5.6
Current portion of accrued income taxes	12.3	10.3
Current portion of operating lease liabilities	11.1	10.6

Total current liabilities	266.1	303.5

Long-term debt, net of current portion	58.7	58.6
Finance leases, net of current portion	0.4	0.5
Plant closure provisions, net of current portion	43.7	43.7
Accrued income taxes, net of current portion	36.2	36.2
Unrecognized tax benefits, net of current portion	16.4	16.4
Operating lease liabilities, net of current portion	20.7	21.9
Deferred tax liabilities	49.9	49.6
Pension liabilities and post-employment benefits	17.4	17.8
Other non-current liabilities	1.5	1.7
Equity	944.3	918.9

Total liabilities and equity	$1,455.3	$1,468.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
(in millions)	2020	2019
Cash Flows from Operating Activities

Net income	$33.1	$28.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12.0	11.6
Deferred taxes	0.7	0.2
Cash contributions to defined benefit pension plans	—	(0.3)
Non-cash movements on defined benefit pension plans	(1.2)	(1.6)
Stock option compensation	1.2	1.6
Changes in working capital	(46.8)	(31.3)
Movements in accrued income taxes	1.6	4.4
Movements in plant closure provisions	0.1	0.4
Movements in unrecognized tax benefits	—	0.3
Movements in other assets and liabilities	1.7	(0.8)

Net cash provided by operating activities	2.4	13.2

Cash Flows from Investing Activities

Capital expenditures	(7.8)	(10.7)
Internally developed software	—	(0.5)

Net cash used in investing activities	(7.8)	(11.2)

Cash Flows from Financing Activities

Non-controlling interest	0.1	—
Repayment of finance leases	(0.3)	(0.6)
Issue of treasury stock	0.7	1.0
Repurchase of common stock	(2.1)	(1.9)

Net cash used in financing activities	(1.6)	(1.5)
Effect of foreign currency exchange rate changes on cash	(0.6)	(0.1)

Net change in cash and cash equivalents	(7.6)	0.4
Cash and cash equivalents at beginning of period	75.7	123.1

Cash and cash equivalents at end of period	$68.1	$123.5

Amortization of deferred finance costs of $0.1 million (2019 - $0.2 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.